N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Reports 2012 First-Quarter Results

FORT WORTH, TEXAS (May 8, 2012) – Quicksilver Resources Inc. (NYSE: KWK) today announced preliminary 2012 first-quarter results. Net loss for the first quarter was $60 million, or $0.35 per diluted share, compared to a net loss of $71 million, or $0.42 per diluted share, in the prior-year period.  First quarter 2012 results were negatively impacted by a $63 million non-cash impairment of oil and gas properties due to lower average natural gas prices compared to December 31, 2011, a non-cash loss of $15 million related to the restructure of the hedge platform, and a $22 million non-cash charge related to an unrealized loss on new 10-year hedges.  Earnings were improved by a $41 million earn-out payment from Crestwood Midstream Partners LP. Excluding these items, first-quarter 2012 adjusted net loss, a non-GAAP financial measure, was $15 million, or $0.09 per diluted share, compared to adjusted net income of $3 million, or $0.02 per diluted share in the 2011 period.  Further details of adjusted net income are included in the tables following this earnings release.

“Quicksilver has reduced activity devoted to dry gas production.  With respect to dry gas we are only spending capital on certain lease and pipeline commitment areas.  Our focus is spending within cash inflows and reducing debt through joint ventures and the new MLP,” said President and CEO Glenn Darden.  “The joint venture discussions are on track and we anticipate launching the MLP this summer.   The company’s production is well hedged in 2012 and 2013 and we are advancing our grass roots oil projects.  Despite current gas prices we believe we will significantly improve the strength of this company as the year progresses.”

Production

Production averaged 377 million cubic feet of natural gas equivalent (MMcfe) per day during the first quarter, down from 392 MMcfe per day in the prior-year quarter. The decline is primarily due to the natural production decline of existing well and a reduction of drilling and completion activity in the Barnett Shale, as 50 wells were connected to sales in the first quarter of 2011 versus 8 wells connected to sales in the first quarter of 2012. The production volumes for the 2012 quarter were 80% natural gas and 20% natural gas liquids (NGLs), crude oil and condensate.

Revenues and Expenses

Total revenue for the first quarter of 2012 was $145 million compared to $212 million from the prior-year quarter.  Production revenue for the first quarter of 2012 was $172 million, down 10% from the prior-year quarter.  The decrease in production revenue was caused by lower realized prices for natural gas - including the effects of hedging - and lower natural gas volumes from the Barnett Shale due to the reduction in well completions, natural production decline and the reduced capital spending program for 2012.

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In February 2012, Quicksilver received a $41 million earn-out payment from Crestwood Midstream Partners LP in accordance with the sale terms of Quicksilver’s interest in KGS. The company has the right to earn up to an additional $31 million in future earn-out payments in 2013 based on volume throughput this year.

Lease operating expense for the first quarter of 2012 was $29 million, or $0.84/Mcfe, compared to $22 million, or $0.61/Mcfe in the prior-year quarter. The increase is largely due to higher salt-water disposal expense and artificial gas lift expense on older Barnett wells compared to the prior-year period.

Interest expense for the first quarter of 2012 was $40 million, or $1.17/Mcfe, compared to $46 million, or $1.31/Mcfe in the prior-year quarter. The decline is primarily related to lower amortization of deferred financing costs due to acceleration of credit facility fees in the fourth quarter of 2011.

Debt

At March 31, 2012, Quicksilver’s total debt was approximately $2 billion, and the company had approximately $680 million available under its combined $1.1 billion U.S and Canadian credit facilities. The semi-annual re-determination of the company’s global borrowing base is expected to be completed by the end of May 2012, with no expected revisions to its borrowing base.

Q1 2012 Operational Update

United States – Barnett Shale

Quicksilver drilled 12 (10.6 net) wells and connected 8 (8 net) wells to sales in the first quarter. At March 31, 2012, Quicksilver had a remaining uncompleted well inventory of 54 gross operated wells that have been drilled in the Barnett Shale but await completion or connection to sales lines.

As of March 31, 2012, the company is operating one rig in the Barnett Shale. The company plans to drill an additional 13 (9.4 net) wells and complete 28 (23 net) wells in 2012, a substantial portion of which will be concentrated in the high-btu acreage where pricing margins are significantly higher.

United States – Sandwash Basin

The company expects to drill up to seven vertical and horizontal wells in the Sandwash Basin and to install gathering infrastructure during 2012. Quicksilver expects to begin the drilling program later this month.

Quicksilver holds approximately 260,000 net acres across approximately 936 square miles in the Sandwash Basin of Northwest Colorado, of which the company believes approximately 210,000 net acres are situated in the oil window and are prospective to the Niobrara and Lower Mancos formations.

United States – Delaware and Midland Basins

Quicksilver holds approximately 155,000 net acres across the Delaware and Midland basins of West Texas, of which the company believes 105,000 net acres is prospective for oil from the Wolfcamp and

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Bone Springs formations. The company has commenced drilling operations and plans to drill six wells in this area in 2012.

During the first quarter, the company retained an investment bank to help evaluate the opportunities for a joint venture partner to acquire an interest in and participate in the development of the West Texas acreage. The company anticipates completing the process this summer.

Canada - Horn River Basin

Quicksilver drilled four Horn River wells in the first quarter to complete its 2011/2012 winter drilling program. All of Quicksilver’s exploratory licenses have now been converted into 10-year leases.

Average daily production in the first quarter 2012 was 11.3 MMcfd. The company expects to bring as many as eight wells online in June, and drill up to another eight by the end of 2012.

During the first quarter, the company retained an investment bank to help evaluate the opportunities for a joint venture partner to help exploit the Horn River acreage.

Canada – Horseshoe Canyon

Quicksilver connected 5 (4.3 net) wells to sales in the first quarter. The company expects to drill up to 14 wells in the Horseshoe Canyon by the end of the year.

Capital

During the first quarter of 2012, the company incurred approximately $136 million of capital, of which approximately 80% was associated with drilling and completion activities, 4% for midstream activities, 6% for acreage purchases and 10% for capitalized costs and other assets. The outlook for full-year spending on drilling, completion and oil-and-gas related activity continues to be approximately $370 million.

Second Quarter Outlook

In response to lower natural gas prices, the company slowed drilling and completion activities of natural gas wells in the Barnett Shale. Second-quarter average daily production volume is expected to be 375-385 MMcfe per day.

For the second-quarter 2012, average unit expenses, on a Mcfe basis, are expected as follows:

•	Lease operating expense	$0.80	-	$0.84
•	Gathering, processing & transportation	1.26	-	1.30
•	Production and ad-valorem taxes	0.20	-	0.22
•	General and administrative	0.52	-	0.55
•	Depletion, depreciation & accretion	1.56	-	1.58

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Hedging Activity

The company has hedges in place to cover approximately 65% of expected total equivalent production for remainder of 2012 at a weighted average price of $6.02 per Mcfe.

Conference Call

The company will host a conference call to discuss first-quarter operating and financial results at 10:00 a.m. central time today.

Quicksilver invites interested parties to listen to the call via the company’s website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 41140318, approximately 10 minutes before the call.  A digital replay of the conference call will be available at 2:00 p.m. central time the same day, and will remain available for 30 days.  The replay can be dialed at 1-855-859-2056 using the conference ID number 41140318.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give our current expectations or forecasts of future events.  Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements.  They can be affected by assumptions used or by known or unknown risks or uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Actual results may vary materially.  You are cautioned not to place undue reliance on any forward-looking statements.  You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.  Factors that could cause our actual results to differ material from the results contemplated by such forward-looking statements include:

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changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations including environmental and climate change requirements; the effects of existing or future litigation; failure to or delays in completing Quicksilver’s proposed initial public offering of common units representing limited partner interests in a master limited partnership holding portions of our Barnett Shale assets; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business.  Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K.  All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

# # #

Investor Contact:
John Hinton
(817) 665-4990

KWK 12-10

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended
	March 31,
	2012	2011
Revenue:
Production	$ 171,820	$ 190,301
Sales of purchased natural gas	12,086	20,426
Other	(38,437)	1,460
Total revenue	145,469	212,187

Operating expense:
Lease operating	28,691	21,557
Gathering, processing and transportation	43,077	44,014
Production and ad valorem taxes	6,763	7,581
Costs of purchased natural gas	11,937	19,743
Other operating	18	160
Depletion, depreciation and accretion	54,439	52,471
Impairment	62,746	49,063
General and administrative	19,095	18,391
Total expense	226,766	212,980
Crestwood earn-out	41,097	-
Operating income/(loss)	(40,200)	(793)
Income (loss) from earnings of BBEP	-	(20,884)
Other income (expense) - net	93	1,121
Fortune Creek accretion	(4,741)	-
Interest expense	(40,170)	(46,178)
Income/(loss) before income taxes	(85,018)	(66,734)
Income tax expense (benefits)	(25,094)	4,024
Net income/(loss)	(59,924)	(70,758)

Earnings per common share - basic	$ (0.35)	$ (0.42)

Earnings per common share - diluted	$ (0.35)	$ (0.42)

Basic weighted average shares outstanding	169,939	168,872

Diluted weighted average shares outstanding	169,939	168,872

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	March 31, 2012	December 31, 2011

ASSETS
Current assets
Cash	$ 13,032	$ 13,146
Accounts receivable - net of allowance for doubtful accounts	62,686	95,282
Derivative assets at fair value	227,591	162,845
Other current assets	29,790	29,154
Total current assets	333,099	300,427

Investment in equity affiliates	-	-
Property, plant and equipment - net
Oil and gas properties, full cost method (including unevaluated costs of
$477,434 and $433,341, respectively)	3,258,975	3,226,476
Other property and equipment	240,703	234,043
Property, plant and equipment - net	3,499,678	3,460,519
Derivative assets at fair value	170,274	183,982
Other assets	51,680	50,534
	$ 4,054,731	$ 3,995,462
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$ -	$ 18
Accounts payable	88,750	142,672
Accrued liabilities	106,885	142,193
Derivative liabilities at fair value	-	4,028
Current deferred tax liability	63,636	45,262
Total current liabilities	259,271	334,173

Long-term debt	2,012,936	1,903,431

Partnership Liability	130,071	122,913
Asset retirement obligations	93,945	85,568
Derivative Liabilities at fair value	24,398
Other liabilities	28,461	28,461
Deferred income taxes	233,172	258,997
Commitments and contingencies
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding		-
Common stock, $0.01 par value, 400,000,000 shares authorized;
179,011,812 and 176,980,483 shares issued, respectively	1,790	1,770
Paid in capital in excess of par value	742,635	737,015
Treasury stock of 5,730,587 and 5,379,702 shares, respectively	(48,692)	(46,351)
Accumulated other comprehensive income	282,041	214,858
Retained earnings	294,703	354,627
Total stockholders' equity	1,272,477	1,261,919
	$ 4,054,731	$ 3,995,462

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Three Months Ended March 31,
	2012	2011
Operating activities:
Net income	$ (59,924)	$ (70,758)
Adjustments to reconcile net income to
net cash provided by operating activities:
Depletion, depreciation and accretion	54,439	52,471
Impairment expense	62,746	49,063
Crestwood earn-out	(41,097)	-
Deferred income tax expense (benefit)	(25,443)	4,024
Non-cash loss from hedging and derivative activities	45,649	54
Stock-based compensation	5,630	5,478
Non-cash interest expense	1,742	3,880
Partnership liability accretion	4,741	-
Gain on disposition of BBEP units	-	(1,289)
Loss (income) from BBEP in excess of cash distributions	-	27,253
Other	(29)	89
Changes in assets and liabilities:
Accounts receivable	32,612	(13,256)
Prepaid expenses and other assets	(1,874)	(3,451)
Accounts payable	(16,319)	(24,711)
Accrued and other liabilities	(35,503)	(17,134)
Net cash provided by operating activities	27,370	11,713

Investing activities:
Capital expenditures	(174,922)	(196,547)
Proceeds from Crestwood earn-out	41,097	-
Proceeds from sale of BBEP units	-	1,703
Proceeds from sales of property and equipment	460	507
Net cash used for investing activities	(133,365)	(194,337)

Financing activities:
Issuance of debt	161,658	147,983
Repayments of debt	(53,115)	(15,145)
Debt issuance costs paid	(191)	-
Proceeds from exercise of stock options	10	368
Purchase of treasury stock	(2,341)	(4,797)
Net cash provided by financing activities	106,021	128,409

Effect of exchange rate changes in cash	(140)	(720)

Net increase (decrease) in cash	(114)	(54,935)

Cash at beginning of period	13,146	54,937

Cash at end of period	$ 13,032	$ 2

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QUICKSILVER RESOURCES INC.

 Unaudited Selected Operating Results

	Three Months Ended Mar 31,
	2012	2011
Average Daily Production:
Natural Gas (MMcfd)	302.8	318.7
NGL (Bbld)	11,531	11,560
Oil (Bbld)	845	716
Total (MMcfed)	377.0	392.3

Average Realized Prices, including hedging:
Natural Gas (per Mcf)	$ 4.34	$ 5.07
NGL (per Bbl)	$ 42.98	$ 37.84
Oil (per Bbl)	$ 94.61	$ 87.05
Total (Mcfe)	$ 5.01	$ 5.39

Expense per Mcfe:
Lease operating expense:
Cash expense	$ 0.82	$ 0.60
Equity compensation	0.02	0.01
Total lease operating expense:	$ 0.84	$ 0.61

Gathering, processing and transportation expense	$ 1.26	$ 1.25

Production and ad valorem taxes	$ 0.20	$ 0.21

Depletion, depreciation and accretion	$ 1.59	$ 1.49

General and administrative expense:
Cash expense	$ 0.41	$ 0.38
Equity compensation	0.15	0.14
Total general and administrative expense	$ 0.56	$ 0.52

Interest expense:
Cash expense on debt outstanding	$ 1.23	$ 1.23
Fees paid on letters of credit outstanding	0.00	0.01
Non-cash interest	0.05	0.11
Capitalized interest	(0.11)	(0.03)
Total interest expense	$ 1.17	$ 1.31

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Production, on a million cubic feet of natural gas equivalent (MMcfe)
per day basis, by operating area

	Three Months Ended March 31,
	2012	2011

Barnett Shale	304.0	318.6
Other U.S.	3.8	3.2
Total U.S.	307.8	321.8
Horseshoe Canyon	57.9	59.4
Horn River	11.3	11.1
Total Canada	69.2	70.5
Total Company	377.0	392.3

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended March 31, 2012
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 171,820	$ -	$ 171,820
Sales of purchased natural gas	12,086	-	12,086
Other	(38,437)	39,426	989
Total revenue	145,469	39,426	184,895

Operating expense:
Lease operating	28,691	-	28,691
Gathering, processing and transportation	43,077	-	43,077
Production and ad valorem taxes	6,763	-	6,763
Costs of purchased natural gas	11,937	-	11,937
Other operating	18	-	18
Depletion, depreciation and accretion	54,439	-	54,439
Impairment	62,746	(62,746)	-
General and administrative	19,095	(800)	18,295
Total expense	226,766	(63,546)	163,220
Crestwood earn-out	41,097	(41,097)	-
Operating income	(40,200)	61,875	21,675
Income (loss) from earnings of BBEP	-	-	-
Other income (loss) - net	93	-	93
Fortune Creek accretion	(4,741)	-	(4,741)
Interest expense	(40,170)	-	(40,170)
Income before income taxes	(85,018)	61,875	(23,143)
Income tax expense (benefit)	(25,094)	(16,994)	(8,100)
Net income/(loss)	$ (59,924)	$ 44,881	$ (15,043)

Earnings (loss) per common share - diluted	$ (0.35)		$ (0.09)
Diluted weighted average shares outstanding	169,939		169,939

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended March 31, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 190,301	$ -	$ 190,301
Sales of purchased natural gas	20,426	-	20,426
Other	1,460	-	1,460
Total revenue	212,187	-	212,187

Operating expense:
Lease operating	21,557	-	21,557
Gathering, processing and transportation	44,014	-	44,014
Production and ad valorem taxes	7,581	-	7,581
Costs of purchased natural gas	19,743	-	19,743
Other operating	160	-	160
Depletion, depreciation and accretion	52,471	-	52,471
Impairment	49,063	(49,063)	-
General and administrative	18,391	-	18,391
Total expense	212,980	(49,063)	163,917
Crestwood earn-out	-	-	-
Operating income	(793)	49,063	48,270
Income (loss) from earnings of BBEP	(20,884)	23,322	2,438
Other income (loss) - net	1,121	(1,289)	(168)
Fortune Creek accretion	-	-	-
Interest expense	(46,178)	-	(46,178)
Income before income taxes	(66,734)	71,096	4,362
Income tax expense (benefit)	4,024	2,432	1,592
Net income/(loss)	$ (70,758)	$ 73,528	$ 2,770

Earnings (loss) per common share - diluted	(0.42)		$ 0.02
Diluted weighted average shares outstanding	168,872		168,872

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